Exhibit 99.1

For Immediate Release	For Investor Inquiries, contact:
January 31, 2007	Shona L. Bedwell	Randy A. Henry
2007-03	317.808.6169	317.808.6060

	For Media Inquiries, contact:
	Ken Turchi
	317.808.6358

Duke Realty Announces Fourth Quarter Earnings

Common and Preferred Stock Dividends Declared

Indianapolis - Duke Realty Corporation (DRE: NYSE) reported today results for the fourth quarter and year ended December 31, 2006.

Funds from operations available to common shareholders (diluted) (“FFO”) was $0.76 per share for the fourth quarter of 2006, as compared to $0.61 per share for the same quarter in 2005, an increase of 24.6 percent.    FFO for the year ended December 31, 2006 was $2.48 per share, as compared to $2.40 per share in 2005, an increase of 3.3 percent.

Net income available for common shareholders (diluted) (“EPS”) was $0.37 per share for the fourth quarter of 2006, as compared to $0.22 per share for the same quarter in 2005.    EPS for the year was $1.07 per share, as compared to $2.17 per share for 2005.  Included in 2005 EPS is $1.33 from gains on depreciable property sales primarily from the sale of a 212 property light industrial portfolio completed in September 2005.

Denny Oklak, Chairman and Chief Executive Officer, commenting on Duke’s fourth quarter performance, stated,

“With nearly 25.0 percent growth in FFO this quarter, we were pleased to close 2006 on such a strong note.  Our level of development starts for the year totaled more than $1 billion and leasing activity is strong across all of our markets.  In fact, our stabilized in-service occupancy now stands at 95.4 percent, the highest level since 1995.

Our strategic initiatives that we implemented in 2006 continue to provide us with earnings growth momentum and we look forward to continued growth in 2007.  We remain comfortable with our FFO per share guidance of $2.62 to $2.76 for 2007 and expect FFO per share of $0.52 to $0.55 for the first quarter of 2007.”

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Dividends

Additionally, the Company’s Board of Directors declared its quarterly common stock dividend of $0.475 per share, or $1.90 per share on an annualized basis.  The dividend is payable on February 28, 2007, to shareholders of record on February 14, 2007.

The Board also declared today the following dividends on the Company’s outstanding preferred stock:

Class	NYSE Symbol	Quarterly Amount/Share	Record Date	Payment Date
Series B	Not Listed	$.998750	March 16, 2007	March 30, 2007
Series J	DREPRJ	$.414063	February 14, 2007	February 28, 2007
Series K	DREPRK	$.406250	February 14, 2007	February 28, 2007
Series L	DREPRL	$.412500	February 14, 2007	February 28, 2007
Series M	DREPRM	$.434375	March 16, 2007	March 30, 2007
Series N	DREPRN	$.453125	March 16, 2007	March 30, 2007

Fourth Quarter Operating Statistics

•                  The Company’s 677 stabilized in-service properties totaling 104.2 million square feet were 95.4 percent leased compared to 94.6 percent and 93.8 percent leased at September 30, 2006 and year-end 2005, respectively.

•                  The Company’s value creation pipeline at year-end totaled $1.3 billion, including $449 million of joint venture developments in which the Company has an approximate 50 percent ownership interest.  The pipeline includes $435 million of developments with an expected stabilized return of 9.4 percent that Duke plans to own indefinitely after completion, $772 million of developments with an expected stabilized return of 8.6 percent that the Company plans to sell upon completion and stabilization, and a $79 million backlog of third-party construction volume with a 12.8 percent fee.

•                  Including 9.6 million square feet of projects either under development or unstabilized in-service, the Company’s total portfolio at the end of the fourth quarter consisted of 721 properties totaling nearly 114 million square feet that were 89.6 percent leased.

•                  Duke renewed 82.8 percent of leases up for renewal, totaling 1.8 million square feet, on which net effective rents increased 3.1 percent.  For the year, the Company renewed 7.5 million square feet, or 80.0 percent of leases up for renewal, increasing net effective rents by 3.1 percent.

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•                  Same property net operating income increased by 8.2 percent for the three months ended December 31, 2006 and 7.0 percent for all of 2006.

•                  Property sales in the fourth quarter totaled $182.9 million, including $149.8 million of held-for-sale dispositions at an average stabilized capitalization rate of 6.6 percent.  The remaining sales included $33.2 million of held-for-rental properties at an average stabilized capitalization rate of 8.2 percent.

•                  The Company’s interest and fixed-charge coverage ratios in the fourth quarter were 3.5 and 2.5, respectively, and its debt-to-total market capitalization ratio was 37.4 percent at December 31, 2006.

When used in this press release, the word “believes,” “expects,” “estimates” and similar expressions are intended to identify forward-looking statements.  Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially.  In particular, among the factors that could cause actual results to differ materially are continued qualification as a real estate investment trust, general business and economic conditions, competition, increases in real estate construction costs, interest rates, accessibility of debt and equity capital markets and other risks inherent in the real estate business including tenant defaults, potential liability relating to environmental matters and liquidity of real estate investments. Readers are advised to refer to Duke’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission on March 6, 2006 for additional information concerning these risks.

Supplemental Earnings Measure

FFO is a supplemental non-GAAP financial measurement used as a standard in the real estate industry to measure and compare the operating performance of real estate companies.  FFO is defined by the National Association of Real Estate Investment Trusts (“NAREIT”) as net income or loss, excluding gains or losses from sales of depreciated property, plus operating property depreciation and amortization and adjustments for minority interest and unconsolidated companies on the same basis.  A reconciliation of FFO to GAAP net income is included in the financial tables accompanying this press release.

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About Duke Realty Corporation

Founded in 1972, Duke Realty Corporation develops commercial real estate in strategically selected markets by leveraging the expertise of local sales, construction and operations professionals.  Duke is the largest publicly traded, vertically integrated office/industrial real estate company in the United States.  Duke’s properties encompass approximately 114 million rentable square feet leased by more than 3,500 tenants.  We own or control more than 6,400 acres of undeveloped land that can support approximately 93 million square feet of additional development.  Duke common stock is listed on the New York Stock Exchange under the symbol: DRE.  Visit Duke on the web at www.dukerealty.com.

A copy of the Company’s supplemental information fact book will be available after 6:00 p.m. EDT today in the Investor Relations section of the Company’s web site at www.dukerealty.com.  Duke is also hosting a conference call tomorrow at 3:00 p.m. New York time to discuss its fourth quarter operating results.  All investors are invited to listen to this call, which can be accessed through the Investor Relations section of the Company’s web site.

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Financial Highlights

(in thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
Operating Results	2006	2005	2006	2005

Revenues from continuing operations	$265,941	$189,600	$908,800	$750,548
Earnings from rental operations	37,891	31,749	127,989	113,746
Earnings from service operations	34,719	6,835	57,627	44,278
Net income available for common shareholders - Basic	50,196	30,055	145,095	309,183
Net income available for common shareholders - Diluted	55,038	33,133	159,333	338,832
Funds from operations available for common shareholders - Basic	102,788	84,548	338,008	341,189
Funds from operations available for common shareholders - Diluted	112,657	92,829	371,104	373,903

Per Share:
Net income available for common shareholders - Basic	$0.37	$0.22	$1.08	$2.19
Net income available for common shareholders - Diluted	$0.37	$0.22	$1.07	$2.17
Funds from operations available for common shareholders - Basic	$0.76	$0.62	$2.51	$2.41
Funds from operations available for common shareholders - Diluted	$0.76	$0.61	$2.48	$2.40
Dividend payout ratio of funds from operations	62.5%	77.1%	76.4%	78.1%
Weighted average shares outstanding
Basic - Net income and Funds From Operations	134,665	136,855	134,883	141,508
Diluted - Net income and Funds From Operations	149,020	151,145	149,393	155,877

	December 31,	December 31
Balance Sheet Data	2006	2005

Net real estate investments	$5,781,272	$4,733,100
Total assets	7,238,595	5,647,560
Total debt	4,109,154	2,600,651
Shareholders’ equity	2,503,583	2,452,798
Common shares outstanding at end of period	133,921	134,697

Reconciliation of Net Income to Funds From Operations

(in thousands, except per share data)

	Three Months Ended
	December 31,
	(Unaudited)
	2006			2005
		Wtd.			Wtd.
		Avg.	Per		Avg.	Per
	Amount	Shares	Share	Amount	Shares	Share
Net Income Available for Common Shares	$50,196	134,665	$0.37	$30,055	136,855	$0.22
Add back:
Minority interest in earnings of unitholders	4,842	12,839		3,078	13,399
Other common stock equivalents		1,516			891
Diluted Net Income Available for Common Shares	$55,038	149,020	$0.37	$33,133	151,145	$0.22
Reconciliation to Funds From Operations (“FFO”)
Net Income Available for Common Shares	$50,196	134,665	$0.37	$30,055	136,855	$0.22
Adjustments:
Depreciation and Amortization	64,156			59,197
Company Share of Joint Venture Depreciation and amortization	4,700			4,699
Earnings from depreciable property sales-wholly owned	(516)			(4,278)
Earnings from depreciable property sales-JV	(10,721)			78
Minority interest share of adjustments	(5,027)			(5,203)
Basic Funds From Operations	102,788	134,665	$0.76	84,548	136,855	$0.62
Minority interest in earnings of unitholders	4,842	12,839		3,078	13,399
Minority interest share of adjustments	5,027			5,203
Other common stock equivalents		1,516			891
Diluted Funds From Operations	$112,657	149,020	$0.76	$92,829	151,145	$0.61

	Year Ended
	December 31,
	(Unaudited)
	2006			2005
		Wtd.			Wtd.
		Avg.	Per		Avg.	Per
	Amount	Shares	Share	Amount	Shares	Share
Net Income Available for Common Shares	$145,095	134,883	$1.08	$309,183	141,508	$2.19
Add back:
Minority interest in earnings of unitholders	14,238	13,186		29,649	13,551
Other common stock equivalents		1,324			818
Diluted Net Income Available for Common Shares	$159,333	149,393	$1.07	$338,832	155,877	$2.17
Reconciliation to Funds From Operations (“FFO”)
Net Income Available for Common Shares	$145,095	134,883	$1.08	$309,183	141,508	$2.19
Adjustments:
Depreciation and Amortization	254,268			254,170
Company Share of Joint Venture Depreciation and amortization	18,395			19,510
Earnings from depreciable property sales-wholly owned	(42,089)			(227,513)
Earnings from depreciable property sales-share of joint venture	(18,803)			(11,096)
Minority interest share of adjustments	(18,858)			(3,065)
Basic Funds From Operations	338,008	134,883	$2.51	341,189	141,508	$2.41
Minority interest in earnings of unitholders	14,238	13,186		29,649	13,551
Minority interest share of adjustments	18,858			3,065
Other common stock equivalents		1,324			818
Diluted Funds From Operations	$371,104	149,393	$2.48	$373,903	155,877	$2.40